Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Julie Maus	Dale Harrington
Director of Corporate Communications	Director of Investor Relations
417-625-5101	417-625-4222
jmaus@empiredistrict.com	dharrington@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ISSUES $60,000,000 OF FIRST MORTGAGE BONDS

JOPLIN, MO — August 20, 2015 —The Empire District Electric Company (NYSE:EDE) announced today the settlement related to the Bond Purchase Agreement dated as of June 11, 2015, for a private placement of $60,000,000 aggregate principal amount of its 3.59% Series First Mortgage Bonds due 2030.  The First Mortgage Bonds will mature on August 20, 2030.  Interest is payable semi-annually on the bonds on each February 20 and August 20, commencing February 20, 2016.

The bonds may be redeemed, at the Company’s option, at any time prior to maturity, at par plus a make whole premium, together with accrued and unpaid interest, if any, to the redemption date.

The terms of the bonds are set forth in the Bond Purchase Agreement, dated as of June 11, 2015, by and among the Company and the purchasers named therein, and the Forty-First Supplemental Indenture of Mortgage and Deed of Trust dated as of August 20, 2015, by and among the Company and The Bank of New York Mellon Trust Company, N.A., as principal trustee, and UMB Bank & Trust, N.A., as Missouri trustee.

The Company expects to use the proceeds from the sale of the bonds to refinance existing short-term indebtedness and for general corporate purposes.

The bonds have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy any security.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 S. JOPLIN AVENUE • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and Form 10-Q.